Exhibit 8.1

December 4, 2012

American International Group, Inc.,

180 Maiden Lane,

New York, New York 10038.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to American International Group, Inc., a Delaware corporation (“AIG”), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-182469) (the “Registration Statement”) of AIG and the Prospectus dated December 4, 2012 (the “Prospectus”) filed with the Securities and Exchange Commission. We hereby confirm to you that, insofar as it relates to United States federal income tax matters, the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus, subject to the limitations contained therein and herein, is our opinion.

For purposes of this opinion, we have assumed that the Woodbury Financial Services, Inc. Deferred Commission Plan (as amended and restated, the “Plan”) is operated in accordance with its terms and any Agency’s Deferred Commission Plan (as defined in the Plan) or other back-to-back arrangement related to the Plan complies in both form and operation with the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Material Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP